As filed with the Securities and Exchange Commission on February 27, 2015

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMPIRE STATE REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	37-1645259
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Grand Central Place

60 East 42nd Street

New York, New York 10165

(212) 953-0888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony E. Malkin

Chairman and Chief Executive Officer

c/o Empire State Realty Trust, Inc.

One Grand Central Place

60 East 42nd Street

New York, New York 10165

(212) 953-0888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Yoel Kranz

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Tel: (212) 813-8800

Fax: (212) 355-3333

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per unit(3)	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, $0.01 par value per share	15,743,050	$17.85	$281,013,443	$32,654

(1)	Represents the maximum number of shares of Class A common stock that could be issuable upon exchange of the 2.625% Exchangeable Senior Notes due 2019 of our operating partnership, Empire State Realty OP, L.P., at the maximum exchange rate of 62.9722 shares per $1,000 principal amount of notes.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares of Class A common stock offered hereby shall also be deemed to cover such additional shares as may hereafter be offered or issued with respect to the shares registered hereby resulting from stock splits, stock dividends, recapitalizations or similar capital adjustments.
(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act, and, in accordance with Rule 457(c) under the Securities Act, is based upon the average of the high and low reported sale prices of our Class A common stock on the New York Stock Exchange on February 24, 2015.

PROSPECTUS

15,743,050 Shares

Class A Common Stock

Our operating partnership, Empire State Realty OP, L.P., issued and sold $250,000,000 aggregate principal amount of its 2.625% Exchangeable Senior Notes due 2019, or the “notes,” in a private transaction on August 12, 2014. Under certain circumstances, we may issue shares of our Class A common stock upon the exchange of the notes. In such circumstances, the recipients of such Class A common stock, whom we refer to as the “selling stockholders,” may use this prospectus or any accompanying prospectus supplement to resell from time to time some or all the shares of our Class A common stock that we may issue to them upon the exchange of the notes. Additional selling stockholders may be named in one or more future prospectus supplements or post-effective amendments.

The registration of the shares of our Class A common stock covered by this prospectus and any accompanying prospectus supplements does not necessarily mean that any of the selling stockholders will exchange their notes for shares of our Class A common stock, that upon any exchange of the notes we will elect, in our sole discretion, to exchange some or all of the notes for shares of our Class A common stock rather than cash, or that any shares of our Class A common stock received upon exchange of the notes will be sold by the selling stockholders.

We will not receive any proceeds from any issuance of shares of our Class A common stock to the selling stockholders upon exchange of notes or from any sale of such shares of Class A common stock by the selling stockholders, but we have agreed to pay certain registration expenses relating to these shares of our Class A common stock. The selling stockholders from time to time may offer and sell shares of our Class A common stock held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus and any accompanying prospectus supplements. See “Plan of Distribution” in this prospectus.

To assist us in complying with certain federal income tax requirements applicable to real estate investment trusts, or REITs, our charter contains certain restrictions relating to the ownership and transfer of our common stock, preferred stock and capital stock, including an ownership limit of 9.8% on our common stock. See “Description of Common Stock of Empire State Realty Trust, Inc.—Restrictions on Ownership and Transfer” in this prospectus.

Our Class A common stock trades on the New York Stock Exchange, or NYSE, under the symbol “ESRT”. On February 26, 2015, the last reported sale price of our Class A common stock on the NYSE was $17.81 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 27, 2015.

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PROSPECTUS SUMMARY

About this Prospectus

This prospectus is part of a “shelf” registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC, under the Securities Act. The selling stockholders named in this prospectus may from time to time sell the securities described in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have also incorporated exhibits into the registration statement, and you should read the exhibits carefully for provisions that may be important to you. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or the date of the applicable documents.

As used in this prospectus and the registration statement of which this prospectus is a part, unless we otherwise specify or the context otherwise requires, the terms “we,” “our,” “us,” and “our Company” refer to Empire State Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Empire State Realty OP, L.P., a Delaware limited partnership, which we sometimes refer to as “our operating partnership.”

About Empire State Realty Trust, Inc.

We are a self-administered and self-managed real estate investment trust, or REIT, that owns, manages, operates, acquires, redevelops and repositions office and retail properties in Manhattan and the greater New York metropolitan area.

As of December 31, 2014, our total portfolio contained 10.0 million rentable square feet of office and retail space. We owned 14 office properties (including three long-term ground leasehold interests) encompassing approximately 9.3 million rentable square feet of office space. Nine of these properties are located in the midtown Manhattan market and aggregate approximately 7.4 million rentable square feet of office space, including the Empire State Building. Our Manhattan office properties also contain an aggregate of 523,463 rentable square feet of premier retail space on their ground floor and/or contiguous levels. Our remaining five office properties are located in Fairfield County, Connecticut and Westchester County, New York, encompassing in the aggregate approximately 1.9 million rentable square feet. The majority of square footage for these five properties is located in densely populated metropolitan communities with immediate access to mass transportation. Additionally, we have entitled land at the Stamford Transportation Center in Stamford, Connecticut, adjacent to one of our office properties, that will support the development of an approximately 380,000 rentable square foot office building and garage, which we refer to herein as Metro Tower. As of December 31, 2014, our portfolio also included four standalone retail properties located in Manhattan and two standalone retail properties located in the city center of Westport, Connecticut, encompassing 204,175 rentable square feet in the aggregate.

We are organized and conduct our operations in a manner intended to allow us to qualify as a REIT under Sections 856 through 859 of the Internal Revenue Code of 1986, as amended, or the Code. We were organized as a Maryland corporation in July 2011, and Empire State Realty OP, L.P., our operating partnership, was formed as a Delaware limited partnership in November 2011. We own substantially all of our assets and conduct substantially all of our business through, and are the sole general partner in, our operating partnership. As of December 31, 2014, we owned approximately 40.1% of the limited partnership interests in our operating partnership.

Our principal executive office is located at One Grand Central Place, 60 East 42nd Street, New York, New York 10165. In addition, we have six regional leasing and property management offices in Manhattan and the greater New York metropolitan area. Our telephone number is (212) 953-0888. Our website address is www.empirestaterealtytrust.com. The information on, or otherwise accessible through, our website is not incorporated by reference into, and does not constitute a part of, this prospectus.

Additional information regarding Empire State Realty Trust, Inc. and Empire State Realty OP, L.P., including audited financial statements and descriptions of Empire State Realty Trust, Inc. and Empire State Realty OP, L.P., is contained in the documents incorporated by reference in this prospectus. See “Where You Can Find More Information” on page 4 of this prospectus.

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. You should carefully consider the risk factors incorporated herein by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, before acquiring any of our securities. The occurrence of any of these risks might cause you to lose all or part of your investment. Please also refer to the section below entitled “Cautionary Statement Regarding Forward-Looking Statements.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus, including the information incorporated by reference in this prospectus, and any accompanying prospectus supplement, within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Section. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or similar words or phrases in the positive or negative. In particular, forward looking statements include those pertaining to our capital resources, portfolio performance, dividend policy, results of operations, anticipated growth in our portfolio from operations, acquisitions, and market conditions and demographics. Forward-looking statements involve numerous risks and uncertainties, many of which are difficult to predict and generally beyond our control. They depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	changes in our industry and changes in the real estate markets in particular, either nationally or in Manhattan or the greater New York metropolitan area;

•	resolution of the litigations and arbitration involving our Company;

•	reduced demand for office or retail space;

•	changes in our business strategy;

•	defaults on, early terminations of, or non-renewal of, leases by tenants;

•	bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

•	litigation;

•	fluctuations in interest rates and increased operating costs;

•	declining real estate valuations and impairment charges;

•	availability, terms and deployment of capital;

•	our failure to obtain or maintain necessary outside financing, including our unsecured revolving credit facility;

•	our leverage;

•	decreased rental rates or increased vacancy rates;

•	breach or expiration of our ground leases;

•	our failure to generate sufficient cash flows to service our outstanding indebtedness;

•	our failure to redevelop and reposition properties successfully or on the anticipated timeline or at the anticipated costs;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	risks of real estate acquisitions, dispositions and development (including our Metro Tower development site), including the cost of construction delays and cost overruns;

•	our failure to operate acquired properties and operations successfully;

•	our ability to manage our growth effectively;

•	our ability to make distributions to our stockholders in the future;

•	impact of changes in governmental regulations, tax law and rates and similar matters;

•	our failure to continue to qualify as a REIT;

•	a future terrorist event in the U.S.;

•	environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•	lack or insufficient amounts of insurance;

•	financial market fluctuations;

•	availability of, and our ability to attract and retain, qualified personnel;

•	changes in real estate and zoning laws and increases in real property tax rates; and

•	our ability to comply with the laws, rules and regulations applicable to companies and, in particular, public companies.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, or new information, data or methods, future events or other changes after the date of this prospectus, except as required by applicable law. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, and in accordance with the Exchange Act we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

We maintain a website at www.empirestaterealtytrust.com. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or documents we file with or furnish to the SEC.

This prospectus is part of a registration statement we filed with the SEC. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement, including in the exhibits and schedules included or incorporated by reference therein. For further information with respect to our Company and the securities registered hereby, reference is made to the registration statement, including the exhibits and schedules included or incorporated by reference therein.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. The SEC file number of Empire State Realty Trust, Inc. is 1-36105. We are incorporating by reference the documents listed below, which we have already filed with the SEC:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 27, 2015;

•	the description of the Company’s Class A common stock contained in its Registration Statement on Form 8-A, filed on September 30, 2013, including any amendments and reports filed for the purpose of updating such description; and

•	the Company’s Current Reports on Form 8-K, filed on January 23, 2015, February 2, 2015, and February 19, 2015.

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or this registration statement has been withdrawn shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents (excluding any portions of such documents that are deemed “furnished” to the SEC pursuant to applicable rules and regulations). Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference in this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, by writing or telephoning us at the following:

Empire State Realty Trust, Inc.

One Grand Central Place

60 East 42nd Street

New York, New York 10165

Attention: Investor Relations

(212) 953-0888

USE OF PROCEEDS

All proceeds from the sale of our Class A common stock covered by this prospectus will belong to the selling stockholders who offer and sell such shares of Class A common stock. We are registering the shares of our Class A common stock covered by this prospectus pursuant to the terms of a registration rights agreement that we entered into with the selling stockholders in connection with our August 2014 private placement of the notes. We will not receive any of the proceeds of the resale of shares of our Class A common stock by the selling stockholders. However, our outstanding indebtedness under the notes will be cancelled upon exchange of the notes.

The selling stockholders will pay any underwriting discounts and commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel and accountants, and blue sky fees and expenses.

SELLING STOCKHOLDERS

The 2.625% Exchangeable Senior Notes due 2019 were originally issued by Empire State Realty OP, L.P. and sold by the initial purchasers of the notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Under certain circumstances, we may issue shares of our Class A common stock upon the exchange of the notes. In such circumstances, the recipients of shares of our Class A common stock, whom we refer to as the “selling stockholders,” as well as their transferees, pledgees, donees and successors, may use this prospectus to resell from time to time the shares of our Class A common stock that we may issue to them upon the exchange of the notes. Information about selling stockholders is set forth herein, and information about additional selling stockholders may be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference in this prospectus.

The following table sets forth information regarding the number of shares of our Class A common stock that could become beneficially owned by each selling stockholder upon the exchange of the notes and the number of shares of our Class A common stock that may be offered from time to time by each selling stockholder pursuant to this prospectus. While the selling stockholders may offer all, some or none of the shares of our Class A common stock issuable upon the exchange of the notes, we have assumed for purposes of the table below that the selling stockholders will sell all of the shares of our Class A common stock issuable to them upon their exchange of the notes. The information in the table is based on information provided by or on behalf of the selling stockholders on or prior to February 20, 2015. The selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or shares of our Class A common stock since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

The number of shares of our Class A common stock issuable upon the exchange of the notes shown in the table below assumes that the full amount of notes held by each selling stockholder is exchanged for shares of our Class A common stock at the initial exchange rate of 51.4059 shares per $1,000 principal amount of notes and that any fractional share amount is settled in cash. The initial exchange rate is subject to adjustment in certain circumstances pursuant to the terms of the indenture governing the notes. In addition, upon exchange of notes, we may pay or deliver, as the case may be, cash, shares of our Class A common stock, or a combination of cash and shares of our Class A common stock, at our election. As a result, the number of shares of our Class A common stock, if any, that we will issue upon exchange of the notes is difficult to predict and may differ from the number shown herein.

Based upon information provided by the selling stockholders, none of the selling stockholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

To the extent any of the selling stockholders identified below are broker-dealers, they may be deemed to be, under interpretations of the staff of the SEC, “underwriters” within the meaning of the Securities Act.

Name	Shares of Class A Common Stock Beneficially Owned	Number of Shares of Class A Common Stock Offered	Class A Common Stock Beneficially Owned After Resale(2)
	Before Resale	Hereby(1)	Shares	Percent(3)
Hudson Bay Master Fund, Ltd.(4)	578,316	578,316	—	—
All other holders of notes or future transferees of such holders (5)	12,273,158	12,273,158	—	—
Total:	12,851,475	12,851,475	—	—

(1)	Represents the maximum number of shares of our Class A common stock that we may issue upon exchange of all of the holder’s notes at the initial exchange rate of 51.4059 shares per $1,000 principal amount of notes. This initial exchange rate is, however, subject to adjustment, and the actual number of shares of our Class A common stock, if any, that we will issue upon exchange of the notes may differ from the number shown herein. The maximum aggregate number of shares of Class A common stock issuable upon exchange of the notes will not exceed 15,743,050.

(2)	Assumes that each selling stockholder will sell the maximum number of shares of Class A common stock for which the outstanding notes held by such selling stockholder may be exchanged.
(3)	Calculated based on Rule 13d-3 of the Exchange Act, using 109,044,135 shares of our Class A common stock outstanding as of February 25, 2015. In calculating the percentages for each selling stockholder, we also treated as outstanding the maximum number of shares of our Class A common stock that may be offered by such selling stockholder under this prospectus.
(4)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund, Ltd., has voting and disposition power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.
(5)	Assumes that any other holder of notes or any future transferee of any such holder does not beneficially own any shares of our Class A common stock other than the shares issuable upon exchange of the notes at the initial exchange rate. Information about other selling stockholders will be set forth in one or more prospectus supplements or post-effective amendments, if required. Selling stockholders not named in this prospectus may not use this prospectus for resales until they are named herein.

DESCRIPTION OF COMMON STOCK

The following is a summary of the rights and preferences of our common stock. While we believe the following description covers the material terms of our common stock, the description does not purport to be complete and is subject to and is qualified in its entirety by reference to the Maryland General Corporation Law, or MGCL, and our charter and bylaws. We encourage you to read carefully this entire prospectus, our charter and bylaws and the other documents we refer to for a more complete understanding of our securities. Copies of our charter and bylaws have been filed with the SEC and are incorporated herein by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 400,000,000 shares of Class A common stock, $0.01 par value per share, which we refer to herein as the Class A common stock, up to 50,000,000 shares of Class B common stock, $0.01 par value per share, which we refer to herein as the Class B common stock and, together with the Class A common stock, we refer to herein as the “common stock,” and up to 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series that we have authority to issue without stockholder approval. As of December 31 2014, there were 106,030,449 shares of our Class A common stock and 1,161,438 shares of our Class B common stock outstanding and no shares of preferred stock issued and outstanding. Under Maryland law, stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.

Shares of Common Stock

All of the shares of Class A common stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of our shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in our charter, each outstanding share of Class A common stock entitles the holder thereof to one vote, and each outstanding share of Class B common stock entitles the holder thereof to 50 votes (so long as holding 49 operating partnership units for each such Class B share), on all matters on which the stockholders of Class A common stock are entitled to vote, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of Class A common stock and Class B common stock will vote together as a single class and will possess the exclusive voting power. The Class B common stock provides its holder with a voting right that is no greater than if such holder had received solely Class A common stock in the consolidation. Each share of Class B common stock has the same economic interest as a share of Class A common stock, and one share of Class B common stock and 49 operating partnership units together represent a similar economic value as 50 shares of Class A common stock. There is no cumulative voting in the election of our directors, which means that the stockholders entitled to cast a majority of the votes of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. Directors are elected by a plurality of all the votes cast in the election of directors. Under a plurality voting standard, directors who receive the greatest number of votes cast in their favor are elected to the board of directors. Our board of directors has adopted a policy regarding the election of directors in uncontested elections. Pursuant to such policy, in an uncontested election of directors, any nominee who receives a greater number of votes affirmatively “against” his or her election than votes “for” his or her election will, within two weeks following certification of the stockholder vote by our company, submit a written resignation offer to our board of directors for consideration by our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days following certification by our Company of the stockholder vote with respect to such election, make a recommendation to our board of directors concerning the acceptance or rejection of the resignation offer. Our board of directors will take formal action on the recommendation no later than 90 days following certification of the stockholder vote by our Company. We will publicly disclose, in a Current Report on Form 8-K or periodic report filed with the SEC, the decision of our board of directors. Our board of directors will also provide an explanation of the process by which the decision was made and, if applicable, its reason or reasons for rejecting the tendered resignation.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our Company and generally have no appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any such classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as otherwise provided in our charter, shares of common stock will have equal dividend, liquidation and other rights. One share of Class B common stock may be converted into one share of Class A common stock at any time, and one share of Class B common stock is subject to automatic conversion into one share of Class A common stock upon a direct or indirect transfer of such share of Class B common stock held by the holder of Class B common stock (or a permitted transferee thereof) to a person other than a permitted transferee. Shares of Class B common stock are also subject to such automatic conversion upon certain direct or indirect transfers of operating partnership units held by the holder of such Class B common stock at a ratio of one share of Class B common stock for every 49 operating partnership units transferred to a person other than a permitted transferee. A “permitted transferee” with respect to a person is defined in our charter as a family member, affiliate or controlled entity of such person.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a share exchange unless the action is approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors, the restrictions on ownership and transfer of our stock and the vote required to amend these provisions) may be approved by a majority of all of the votes entitled to be cast on the matter.

Power to Reclassify our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Therefore, our board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that may have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe the power of our board of directors to amend our charter from time to time to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional shares of common stock, will be available for issuance without further action by our stockholders, unless such approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of stock that may, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in our best interest.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. In addition, no more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “U.S. Federal Income Tax Considerations—Requirements for Qualification—General.”

Our charter contains restrictions on the ownership and transfer of our shares of common stock and other outstanding shares of stock. The relevant sections of our charter provide that no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock (the common stock ownership limit), or 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of all classes or series of our capital stock (the aggregate stock ownership limit). We refer to the common stock ownership limit and the aggregate stock ownership limit collectively as the “ownership limits.” A person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of our stock as described below, would beneficially own or be deemed to beneficially own, by virtue of the applicable constructive ownership provisions of the Code, shares of our stock and/or, if appropriate in the context, a person or entity that would have been the record owner of such shares of our stock is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of all classes or series of our stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock) by an individual or entity, could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of the ownership limits.

Our board of directors may, in its sole discretion and subject to the receipt of such certain representations, covenants and undertakings deemed reasonably necessary by the board, prospectively or retroactively, exempt a person from the ownership limits and establish an excepted holder limit for such person. However, our board of directors may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board of directors for exemption, a person also must provide our board of directors with information and undertakings deemed satisfactory to our board of directors that such person does not own, actually or constructively, an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own beneficially or constructively more than a 9.9% interest in the tenant if the income derived by us from such tenant would reasonably be expected to equal or exceed the lesser of (i) one percent of our gross income (as determined for purposes of Section 856(c) of the Code) or (ii) an amount that would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code. The person seeking an exemption must provide representations and undertakings to the satisfaction of our board of directors that it will not violate these restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a trust of the shares of stock causing the violation. As a condition of its waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our qualification as a REIT.

In connection with the waiver of the ownership limits, creating an excepted holder limit or at any other time, our board of directors may, in its sole and absolute discretion, from time to time increase or decrease the ownership limits subject to the restrictions in the paragraph above; provided, however, that the ownership limits may not be decreased or increased if, after giving effect to such decrease or increase, five or fewer persons could own or beneficially own in the aggregate, more than 49.9% in value of our shares then outstanding. Prior to the modification of the ownership limits, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. Reduced ownership limits will not apply to any person or entity whose percentage ownership in our shares of common stock or stock of all classes and series, as applicable, is in excess of such decreased ownership limits until such time as such person’s or entity’s percentage ownership of our common stock or stock of all classes and series, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of shares of our common stock or stock of all classes and series, as applicable, in excess of such percentage ownership of our shares of common stock or total shares of stock will be in violation of the ownership limits.

Our charter further prohibits:

•	any person from beneficially or constructively owning (taking into account applicable attribution rules under the Code) shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT;

•	any person from beneficially or constructively owning shares of our stock to the extent that such ownership would result in us owning (directly or indirectly) more than a 9.9% interest in one of our tenants (or a tenant of any entity which we own or control) if the income derived by us (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would reasonably be expected to equal or exceed the lesser of (a) one percent of our gross income (as determined for purposes of Section 856(c) of the Code) or (b) an amount that would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code; and

•	any person from transferring our shares of stock if such transfer would result in our shares of stock being beneficially owned by fewer than 100 persons (determined, as a general matter, without reference to any attribution rules).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the foregoing restrictions on ownership and transfer will be required to give written notice immediately to us (or, in the case of a proposed or attempted acquisition, at least 15 days prior written notice to us) and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. These restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interests to qualify as a REIT or that compliance with such provisions is no longer required for REIT qualification.

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors or in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT or in our owning (directly or indirectly) more than a 9.9% interest in one of our tenants (or a tenant of any entity which we own or control) if the income derived by us from such tenant would reasonably be expected to equal or exceed the lesser of (i) one percent of our gross income (as determined for purposes of Section 856(c) of the Code) or (b) an amount that would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code, then generally that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for the benefit of the charitable beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limits or our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be null and void.

Shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the event of a gift, devise or other such transaction, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner, but the trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. To the extent the prohibited owner would receive an amount for such shares that exceeds the amount that such prohibited owner would have been entitled to receive had the trustee sold the shares held in the trust to a third party, such excess shall be retained by the trustee for the benefit of the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person designated by the trustee who could own the shares without violating the ownership limitations set forth in the charter. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the event of a gift, devise or other such transaction, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee will reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the beneficiary of the trust and any dividend or other distribution paid to trustee shall be held in trust for the charitable beneficiary. In addition, if, prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary of the trust, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our shares of stock set forth in our charter, our board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide us with such additional information as we may request in order to determine the effect of the stockholder’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder must provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates, or written statements of information delivered in lieu of certificates, representing shares of our stock will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interests to qualify as a REIT or that compliance with such provisions is no longer required for REIT qualification.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Transfer Agent

The transfer agent and registrar for Empire State Realty Trust, Inc. common stock is American Stock Transfer & Trust Company, LLC.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. Copies of our charter and bylaws are filed with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The following description is qualified entirely by reference to our charter and bylaws and the applicable provisions of Maryland law.

Number of Directors; Vacancies

Our charter provides that the number of directors will be set only by our board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the MGCL, which is one.

Our charter also provides that we elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on our board of directors. Accordingly, except as may be provided by our board of directors in setting the terms of any class or series of shares, any and all vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualifies.

Annual Elections

Each of our directors will be elected by our shareholders to serve for a one-year term and until his or her successor is duly elected and qualifies. Directors will be elected by a plurality of the votes cast at a meeting of shareholders at which a quorum is present.

Removal of Directors

Our charter provides that, subject to the rights, if any, of holders of any class or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause, and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. “Cause” is defined in our charter to mean conviction of a director of a felony or a final judgment of a court of competent jurisdiction holding that a director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.

Calling of Special Meetings of Shareholders

Our bylaws provide that special meetings of shareholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the shareholders requesting the meeting, a special meeting of shareholders to act on any matter that may properly be considered at a meeting of shareholders shall be called by the secretary of the corporation upon the written request of shareholders entitled to cast a majority of all the votes entitled to be cast on such matter at such meeting.

Action by Shareholders

Our charter provides that shareholder action can be taken at an annual or special meeting of shareholders, or by written consent in lieu of a meeting only if it is approved unanimously. These provisions, combined with the requirements of our bylaws regarding advance notice of nominations and other business to be considered at a meeting of shareholders and the calling of a shareholder-requested special meeting of shareholders discussed below, may have the effect of delaying consideration of a shareholder proposal.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by shareholders may be made only (i) by or at the direction of the board of directors or (ii) by a shareholder who was a shareholder of record both at the time of giving of notice by such shareholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures and provided the information required by our bylaws. With respect to special meetings of shareholders, only the business specified in the notice of the meeting may be brought before the meeting.

The purpose of requiring shareholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders and make recommendations about such qualifications or business. Although our bylaws do not give our board of directors any power to disapprove shareholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders.

Approval of Extraordinary Corporate Actions, Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot amend its charter, consolidate, merge, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is declared advisable by our board of directors and approved by the affirmative vote of at least two-thirds of the votes entitled to be cast with respect to such matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast with respect to such matter. As permitted by Maryland law, our charter provides that any of these actions may be approved of the shareholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws, except the following bylaw provisions, each of which may be amended only with the affirmative vote of a majority of the votes cast on such an amendment by holders of outstanding shares of our common stock:

•	provisions opting out of the control share acquisition statute; and

•	provisions prohibiting our board or directors without the approval of a majority of the votes entitled to be the cast by holders of outstanding shares of our common stock, from revoking altering or amending any resolution, or adopting any resolution inconsistent with any previously-adopted resolution of our board of directors, that exempts any business combination between us and any other person or entity from the business combination provisions of the MGCL.

In addition, any amendment to the provisions governing amendments of our bylaws requires the approval of a majority of the votes entitled to be cast by the holders of outstanding shares of our common stock.

No Shareholder Rights Plan

We have no shareholder rights plan. In the future, we do not intend to adopt a shareholder rights plan unless our shareholders approve in advance the adoption of a plan or, if adopted by our board of directors, we submit the shareholder rights plan to our shareholders for a ratification vote within 12 months of adoption or the plan will terminate.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested shareholder (defined as any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation), or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

Any such business combination entered into after the five-year prohibition must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested shareholder becomes an interested shareholder. Our board of directors has adopted a resolution exempting any business combination between us and any other person or entity from the business combination provisions of the MGCL. Our bylaws provide that this resolution or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL may only be revoked, altered or amended, and our board of directors may only adopt any resolution inconsistent with any such resolution, with the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock of a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights, unless appraisal rights are eliminated under the charter. Our charter eliminates all appraisal rights of shareholders

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws exempt any and all acquisitions of shares of our stock from the control share acquisition statute, and this provision of our bylaws may not be amended without the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock.

Certain Elective Provisions of Maryland Law

Title 3, Subtitle 8 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any of (1) a classified board, (2) a two-thirds vote requirement for removing a director, (3) a requirement that the number of directors be fixed only by vote of the directors, (4) a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, or (5) a majority requirement for the calling of a special meeting of shareholders. Our charter provides that we elect to be subject to the provisions of Subtitle 8 regarding the filing of vacancies on our board of directors. Otherwise, we have not elected to be governed by these specific provisions. However, we have six independent directors and a class of equity securities registered under the Exchange Act, so our board of directors could elect to provide for any of the foregoing provisions.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The provisions of the MGCL, our charter and our bylaws described above could delay, defer or prevent a transaction or a change in control of our Company that might involve a premium price for holders of our common stock or otherwise be in the best interests of our shareholders. Likewise, if our board of directors were to opt in to the business combination provisions of the MGCL or certain of the provisions of Subtitle 8 of Title 3 of the MGCL or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, in each case following the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock, these provisions of the MGCL could have similar anti-takeover effects. Additionally, through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) vest in the board the exclusive power to fix the number of directors and (2) require, unless called by our chairman of the board, chief executive officer or president or the board of directors, the written request of shareholders of not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting.

Exclusive Forum

Our bylaws contain a provision designating the federal courts of the United States sitting in the Southern District of New York (or, if such courts do not have jurisdiction, the state courts sitting in New York County, New York) as the sole and exclusive forum for derivative claims brought on our behalf, claims against any of our directors, officers or other employees alleging a breach of duty owed to us or our stockholders, claims against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws, claims against us or any of our directors, officers or other employees governed by the internal affairs doctrine, and any other claims brought by or on behalf of any stockholder of record or any beneficial owner of our common stock (either on his, her or its own behalf or on behalf of any series or class of shares of our stock or any group of our stockholders) against us or any of our directors, officers or other employees, unless we consent to an alternative forum. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:

•	the fact of the common directorship or interest is disclosed to our board of directors or a committee of our board, and our board or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed to our shareholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the shareholders entitled to vote, excluding votes cast by the interested director or corporation or other entity; or

•	the transaction or contract is fair and reasonable to us.

We adopted a policy which requires that all contracts and transactions between us or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors, even if less than a quorum. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent that Maryland law in effect from time to time permits, to obligate us to indemnify any present or former director or officer or any individual who, while a director or officer of our Company and at our request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, member, manager or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director of our Company and at our request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any officer, employee or agent of our Company or a predecessor of our Company.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors and pay or reimburse reasonable expenses in advance of final disposition of a proceeding if such director or executive officer is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF EMPIRE STATE REALTY OP, L.P.

The following is a summary of the material provisions of the operating partnership agreement, as amended. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Delaware Revised Uniform Limited Partnership Act, as amended, and the operating partnership agreement. See “Where You Can Find More Information.” For the purposes of this section, references to the “general partner” refer to Empire State Realty Trust, Inc.

General

Our operating partnership is a Delaware limited partnership that was formed on November 28, 2011. Empire State Realty Trust, Inc. is the sole general partner in our operating partnership. Pursuant to the operating partnership agreement, Empire State Realty Trust, Inc. has, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause the partnership to enter into certain major transactions including a merger of our operating partnership or a sale of substantially all of the assets of our operating partnership. The limited partners have no power to remove the general partner without the general partner’s consent.

We may not conduct any business without the consent of a majority of the limited partners other than in connection with the ownership, acquisition and disposition of partnership interests, the management of the business of our operating partnership, our operation as a reporting company with a class of securities registered under the Exchange Act, the offering, sale syndication, private placement or public offering of stock, bonds, securities or other interests, financing or refinancing of any type related to our operating partnership or its assets or activities and such activities as are incidental to those activities discussed above. In general, we must contribute any assets or funds that we acquire to our operating partnership in exchange for additional partnership interests. Empire State Realty Trust, Inc. may, however, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through our operating partnership so long as we take commercially reasonable measures that the economic benefits and burdens of such property are otherwise vested in our operating partnership. We and our affiliates may also engage in any transactions with our operating partnership on such terms as we may determine in our sole and absolute discretion.

Our Company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners. We are not liable under the operating partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that we have acted in good faith. The limited partners of our operating partnership have agreed that in the event of a conflict in the duties owed by our directors and officers to us and our stockholders and the fiduciary duties owed by us, in our capacity as general partner in our operating partnership, to such limited partners, we will fulfill our fiduciary duties to such limited partners by acting in the best interests of our stockholders.

Substantially all of our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our operating partnership, and our operating partnership must be operated in a manner that will enable us to satisfy the requirements for qualification as a REIT.

Operating Partnership Units

Interests in our operating partnership are denominated in units of limited partnership interest. Our operating partnership has two classes of limited partnership interest—operating partnership units and LTIP units. The operating partnership units has four series that were created in connection with our formation transactions—Series PR operating partnership units, Series ES operating partnership units, Series 60 operating partnership units and Series 250 operating partnership units. Of these, we hold only Series PR operating partnership units. The Malkin Group and continuing investors in the private existing entities who receive operating partnership units in the formation transactions hold Series PR operating partnership units, which will not be listed on a national securities exchange.

The term “Malkin Group” means all of the following, as a group: Anthony E. Malkin, Peter L. Malkin and each of their spouses and lineal descendants (including spouses of such descendants), any estates of any of the foregoing, any trusts now or hereafter established for the benefit of any of the foregoing, or any corporation, partnership, limited liability company or other legal entity controlled by Anthony E. Malkin or any permitted successor in such entity for the benefit of any of the foregoing; provided, however that solely with respect to tax protection rights and parties who entered into the contribution agreements with respect to the formation transactions, the Malkin Group shall also include the lineal descendants of Lawrence A. Wien and his spouse (including spouses of such descendants), any estates of the foregoing, any trusts now or hereafter established for the benefit of any of the foregoing, or any corporation, partnership, limited liability company or other legal entity controlled by Anthony E. Malkin for the benefit of the foregoing.

Continuing investors in the public existing entities will hold Series ES operating partnership units, Series 60 operating partnership units and Series 250 operating partnership units, which are listed on the NYSE Arca, Inc. exchange, or the NYSE Arca, under the symbols “ESBA,” “OGCP,” and “FISK,” respectively. Other than with respect to the transfer restrictions applicable to the Series PR operating partnership units as described below under “—Transferability of Operating Partnership Units; Extraordinary Transactions” and the fact that the Series PR operating partnership units will not be listed on a national securities exchange, each of the series of operating partnership units has identical rights as to distributions, liquidation and other rights as a limited partner in our operating partnership. The four series vote together as a single class on all matters on which the holders of operating partnership units have the right to approve, as described below. The separate series were created because there are unique U.S. federal income tax consequences to an investor that receives listed operating partnership units of a particular series (as compared to ownership of operating partnership units of another series) depending on the public existing entity in which they had an interest and the tax aspects of the property contributed by such entity. By issuing the operating partnership units in separate series, each of the operating partnership units in a series that is trading on the NYSE Arca is expected to be uniform with other operating partnership units of that series. We may, without the consent of the limited partners, delist some or all of the operating partnership units from the national securities exchange on which such operating partnership units are admitted to trading.

On August 26, 2014, we amended the operating partnership agreement to create an additional series of operating partnership units designated as the Private Perpetual Preferred Units, or the Preferred Units, which were issued to holders of the other four series of operating partnership units in connection with an exchange offer.

Management Liability and Indemnification

Neither we nor our directors and officers are liable to our operating partnership, the limited partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as such person acted in good faith. The operating partnership agreement provides for indemnification of us, our affiliates and each of our respective officers, directors, employees and any persons we may designate from time to time in our sole and absolute discretion, including present and former members, managers, shareholders, directors, limited partners, general partners, officers or controlling persons of our predecessor, to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify such person, for (i) willful misconduct or a knowing violation of the law, (ii) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the operating partnership agreement, or (iii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful, as set forth in the operating partnership agreement (subject to the exceptions described below under “—Fiduciary Responsibilities”).

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with our best interests. At the same time, the general partner in our operating partnership has fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as the general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to us and our stockholders. We will be under no obligation to give priority to the separate interests of the limited partners in our operating partnership or our stockholders in deciding whether to cause the operating partnership to take or decline to take any actions. The limited partners of our operating partnership have agreed that in the event of a conflict in the duties owed by our directors and officers to us and our stockholders and the fiduciary duties owed by us, in our capacity as general partner in our operating partnership, to such limited partners, we will fulfill our fiduciary duties to such limited partners by acting in the best interests of our stockholders.

The limited partners in our operating partnership expressly acknowledged that we are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively.

LTIP Units

We may cause our operating partnership to issue LTIP units to our directors, executive officers and certain other employees. These LTIP units will be subject to certain vesting requirements. In general, LTIP units are a class of partnership units in our operating partnership and will receive the same quarterly per unit profit distributions as the other outstanding units in our operating partnership. The rights, privileges, and obligations related to each series of LTIP units will be established at the time the LTIP units are issued. As profits interests, LTIP units initially will not have full parity, on a per unit basis, with our operating partnership’s common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with operating partnership units and therefore accrete to an economic value for the holder equivalent to operating partnership units. If such parity is achieved, vested LTIP units may be converted on a one-for-one basis into Series PR operating partnership units, which in turn are redeemable by the holder for cash or, at our election, exchangeable for shares of our Class A common stock on a one-for-one basis. However, there are circumstances under which LTIP units will not achieve parity with operating partnership units, and until such parity is reached, the value that a participant could realize for a given number of LTIP units will be less than the value of an equal number of shares of our Class A common stock and may be zero.

Distributions

The operating partnership agreement provides that we may cause our operating partnership to make quarterly (or more frequent) distributions of all, or such portion as we may in our sole and absolute discretion determine, of available cash (which is defined to be cash available for distribution as determined by our general partner) (i) first, with respect to any operating partnership units and LTIP units that are entitled to any preference in accordance with the rights of such operating partnership unit or LTIP unit (and, within such class, pro rata according to their respective percentage interests) and (ii) second, with respect to any operating partnership units and LTIP units that are not entitled to any preference in distribution, in accordance with the rights of such class of operating partnership unit or LTIP units (and, within such class, pro rata in accordance with their respective percentage interests).

Pursuant to the terms of the Preferred Units, holders of the Preferred Units will be entitled to receive cumulative preferential annual cash distributions of $0.60 per Preferred Unit, when, as and if declared by the board of directors of the Company out of legally available funds for such purpose. Distributions will be payable quarterly in arrears on the same day on which quarterly distributions on other operating partnership units are paid. Distributions on the Preferred Units will accrue whether or not the operating partnership has earnings, whether or not there are funds legally available for the payment of such distributions, and whether or not distributions are declared.

Subject to certain exceptions, unless full cumulative distributions on the Preferred Units for all past distribution periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment, the operating partnership may not:

•	declare and pay or declare and set apart for payment of any distribution, or declare and make any other distribution of cash or other property, directly or indirectly, on or with respect to; or

•	redeem, purchase or otherwise acquire for any consideration, or pay or make available any monies for a sinking fund for the redemption of;

any operating partnership units or any other class or series of its partnership units ranking, as to distributions and upon liquidation, on parity with or junior to the Preferred Units.

In addition, upon the operating partnership’s voluntary or involuntary liquidation, dissolution or winding up, before any distribution or payment shall be made to holders of operating partnership units or any other class or series of partnership units ranking, as to rights upon the operating partnership’s voluntary or involuntary liquidation, dissolution or winding up, junior to the Preferred Units, the holders of Preferred Units will be entitled to be paid out of the operating partnership’s assets legally available for distribution to the unitholders, after payment of or provision for the debts and other liabilities of the operating partnership, a liquidation preference of $16.62 per Preferred Unit, plus an amount equal to any accrued and unpaid distributions (whether or not declared) up to, but excluding, the date of payment.

Allocations of Net Income and Net Loss

Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the operating partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the operating partnership agreement, net income and net loss are allocated to the holders of operating partnership units or LTIP units holding the same class or series of operating partnership units or LTIP units in accordance with their respective percentage interests in the class or series at the end of each fiscal year. In particular, upon the occurrence of certain specified events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unit or LTIP units holders. The operating partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise required by the operating partnership agreement or the Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership for U.S. federal income tax purposes in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the operating partnership agreement. In addition, under Section 704(c) of the Code, items of income, gain, loss and deduction with respect to appreciated or depreciated property which is contributed to a partnership, such as our operating partnership, in a tax-free transaction must be specially allocated among the partners in such a manner so as to take into account such variation between tax basis and fair market value. The operating partnership will allocate tax items to the holders of operating partnership units or LTIP units taking into consideration the requirements of Section 704(c). See “U.S. Federal Income Tax Considerations.”

Empire State Realty Trust, Inc., as the general partner in the operating partnership, has sole discretion to ensure that allocations of income, gain, loss and deduction of the operating partnership are in accordance with the interests of the partners as determined under the Code and all matters concerning allocations of tax items not expressly provided for in the operating partnership agreement may be determined by us in our sole discretion. In addition, we, as general partner in the operating partnership, may adopt such conventions and methods of accounting for determining asset values, basis and identities of partners for proper administration of the operating partnership and to preserve the uniformity of each series of operating partnership units that will be traded on the NYSE Arca.

Redemption Rights

After 12 months of becoming a holder of operating partnership units (including any LTIP units that are converted into Series PR operating partnership units), each limited partner in our operating partnership will have the right, subject to the terms and conditions set forth in the operating partnership agreement, to require our operating partnership to redeem all or a portion of the operating partnership units held by such limited partner in exchange for a cash amount equal to the number of tendered operating partnership units multiplied by the price of a share of our Class A common stock (determined in accordance with, and subject to adjustment under, the terms of the operating partnership agreement), unless the terms of such operating partnership units or a separate agreement entered into between our operating partnership and the holder of such operating partnership units provide that they are not entitled to a right of redemption or provide for a shorter or longer period before such limited partner may exercise such right of redemption or impose conditions on the exercise of such right of redemption. On or before the close of business on the fifth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, but subject to the restrictions on the ownership of our common stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered operating partnership units from the tendering partner in exchange for shares of our Class A common stock, based on an exchange ratio of one share of our Class A common stock for each operating partnership unit (subject to anti-dilution adjustments provided in the operating partnership agreement). It is our current intention to exercise this right in connection with any redemption of operating partnership units.

Transferability of Operating Partnership Units; Extraordinary Transactions

We will not be able to withdraw voluntarily from the operating partnership or transfer our interest in the operating partnership, including our limited partner interest, unless the transfer is made in connection with (i) any merger, consolidation or other combination in which, following the consummation of such transaction, the equity holders of the surviving entity are substantially identical to our stockholders, (ii) a transfer to a qualified REIT subsidiary or (iii) as otherwise expressly permitted under the operating partnership agreement. The operating partnership agreement permits us to engage in a merger, consolidation or other combination, or sale of substantially all of our assets if:

•	we receive the consent of a majority in interest of the limited partners (excluding our Company);

•	following the consummation of such transaction, substantially all of the assets of the surviving entity consist of partnership units; or

•	as a result of such transaction all limited partners will receive, or will have the right to receive, for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our Class A common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it exercised its redemption right (described above) and received shares of our Class A common stock immediately prior to the expiration of the offer.

With certain limited exceptions, the limited partners who own Series PR operating partnership units or LTIP units may not transfer their interests in our operating partnership, in whole or in part, without our prior written consent, which consent may be withheld in our sole and absolute discretion. Except with our consent to the admission of the transferee as a limited partner with respect to Series PR operating partnership units or LTIP units, no transferee of such units shall have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote or effect a redemption with respect to such partnership units in any matter presented to the limited partners for a vote. We, as general partner, will have the right to consent to the admission of a transferee of the interest of a limited partner with respect to Series PR operating partnership units or LTIP units, which consent may be given or withheld by us in our sole and absolute discretion. To the extent they remain listed on a national securities exchange, Series ES operating partnership units, Series 60 operating partnership units and Series 250 operating partnership units generally will be freely transferable, and any transferee of such units will be admitted to the partnership with respect to such units. Notwithstanding the foregoing, transfers of operating partnership units and admission of transferees to the partnership are subject to certain limitations described in the partnership agreement.

Generally, Preferred Units will be freely transferable, and any transferee of such units will be admitted to the operating partnership as a partner with respect to such units. Transfers of Preferred Units will be effective as of the first day of the next succeeding fiscal quarter of the operating partnership. However, no market currently exists for the Preferred Units, and the operating partnership does not intend to apply to list the Preferred Units on any stock exchange or in any trading market.

Issuance of Our Stock and Additional Partnership Interests

Pursuant to the operating partnership agreement, upon the issuance of our stock other than in connection with a redemption of operating partnership units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of common stock, operating partnership units or, in the case of an issuance of preferred stock, preferred operating partnership units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock. In addition, we may cause our operating partnership to issue additional operating partnership units or other partnership interests and to admit additional limited partners to our operating partnership from time to time, on such terms and conditions and for such capital contributions as we may establish in our sole and absolute discretion, without the approval or consent of any limited partner, including: (i) upon the conversion, redemption or exchange of any debt, units or other partnership interests or other securities issued by our operating partnership; (ii) for less than fair market value; or (iii) in connection with any merger of any other entity into our operating partnership.

Tax Matters

Pursuant to the operating partnership agreement, the general partner is the tax matters partner of our operating partnership and has certain other rights relating to tax matters. Accordingly, as both the general partner and tax matters partner, we have authority to handle tax audits and to make tax elections under the Code, in each case, on behalf of our operating partnership.

Term

The term of the operating partnership commenced on November 28, 2011 and will continue perpetually, unless earlier terminated in the following circumstances:

•	a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, a majority in interest of the remaining outside limited partners agree in writing, in their sole and absolute discretion, to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor general partner;

•	an election to dissolve the operating partnership made by the general partner in its sole and absolute discretion, with or without the consent of a majority in interest of the outside limited partners;

•	entry of a decree of judicial dissolution of the operating partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

•	the occurrence of any sale or other disposition of all or substantially all of the assets of the operating partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the operating partnership;

•	the redemption (or acquisition by the general partner) of all operating partnership units that the general partner has authorized other than those held by our Company; or

•	the incapacity or withdrawal of the general partner, unless all of the remaining partners in their sole and absolute discretion agree in writing to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such incapacity, of a substitute general partner.

Amendments to the Operating Partnership Agreement

Amendments to the operating partnership agreement may only be proposed by the general partner. Generally, the operating partnership agreement may be amended with the general partner’s approval and the approval of the limited partners holding a majority of all outstanding limited partner units (excluding limited partner units held by us or our subsidiaries). Certain amendments that would, among other things, have the following effects, must be approved by each partner adversely affected thereby:

•	convert a limited partner’s interest into a general partner’s interest (except as a result of the general partner acquiring such interest);

•	modify the limited liability of a limited partner;

•	alter the rights of any partner to receive the distributions to which such partner is entitled (subject to certain exceptions);

•	alter or modify the redemption rights provided by the operating partnership agreement; or

•	alter or modify the provisions governing transfer of the general partner’s partnership interest.

Notwithstanding the foregoing, we will have the power, without the consent of the limited partners, to amend the operating partnership agreement as may be required to:

•	add to our obligations or surrender any right or power granted to us or any of our affiliates for the benefit of the limited partners;

•	reflect the admission, substitution, or withdrawal of partners or the termination of the operating partnership in accordance with the operating partnership agreement and to cause the operating partnership or the operating partnership’s transfer agent to amend its books and records to reflect the operating partnership unit and LTIP unit holders in connection with such admission, substitution or withdrawal;

•	reflect a change that is of an inconsequential nature or does not adversely affect the limited partners as such in any material respect, or to cure any ambiguity, correct or supplement any provision in the operating partnership agreement not inconsistent with the law or with other provisions, or make other changes with respect to matters arising under the operating partnership agreement that will not be inconsistent with the law or with the provisions of the operating partnership agreement;

•	satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a U.S. federal or state agency or contained in U.S. federal or state law;

•	set forth or amend the designations, preferences, conversion or other rights, voting powers, duties restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the holders of any additional partnership units issued or established pursuant to the operating partnership agreement;

•	reflect such changes as are reasonably necessary for us to maintain or restore our qualification as a REIT, to satisfy the REIT requirements or to reflect the transfer of all or any part of a partnership interest among our Company and any qualified REIT subsidiary or entity that is disregarded as an entity separate from the general partner for U.S. federal income tax purposes;

•	modify either or both the manner in which items of net income or net loss are allocated or the manner in which capital accounts are computed (but only to the extent set forth in the operating partnership agreement, or to the extent required by the Code or applicable income tax regulations under the Code);

•	to facilitate the trading of the Series ES operating partnership units, Series 60 operating partnership units or Series 250 operating partnership units (including any division of such classes or other actions to facilitate the uniformity of tax consequences within each such operating partnership units listed on a national securities exchange);

•	comply with any rules, regulation, guideline or requirement of any national securities exchange on which the Series ES operating partnership units, Series 60 operating partnership units or Series 250 operating partnership units are or will be listed;

•	issue additional partnership interests;

•	reflect the admission, substitution, termination or withdrawal of the general partner and limited partners or an increase or decrease in either the general partner’s or limited partner’s DRO Amount (as defined in the operating partnership agreement) in accordance with the operating partnership agreement;

•	impose restrictions on the transfer of operating partnership units if the general partner in the operating partnership receives an opinion of counsel reasonably to the effect that such restrictions are necessary in order to comply with any federal or state securities laws or regulations applicable to the operating partnership or the operating partnership units; and

•	reflect any other modification to the operating partnership agreement as is reasonably necessary for the business or operations of the operating partnership or the general partner in the operating partnership and which does not otherwise require the consent of each partner adversely affected.

Holders of the Preferred Units have voting rights in connection with amendments to the operating partnership’s operating partnership agreement or the terms of the Preferred Units that materially and adversely affect the rights of the Preferred Units. Other than in these limited circumstances, holders of the Preferred Units will have no voting rights.

Certain provisions affecting our rights and duties as general partner, either directly or indirectly (e.g., restrictions relating to certain extraordinary transactions involving us or the operating partnership) may not be amended without the approval of a majority of the limited partnership units (excluding limited partnership units held by us).

Transfer Agent

The transfer agent and registrar for Empire State Realty OP, L.P. operating partnership units is American Stock Transfer & Trust Company, LLC.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our Class A common stock into which the notes may be exchanged.

For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “the company,” “we,” “our” and “us” mean only Empire State Realty Trust, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. You are urged to both review the following discussion and to consult your tax advisor to determine the effects of ownership and disposition of our shares on your individual tax situation, including any state, local or non-U.S. tax consequences.

This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the Internal Revenue Service, or the IRS, (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. Except to the extent described below under “—Requirements for Qualification—General—Gross Income Tests,” no advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. While a private letter ruling from the IRS generally is binding on the IRS, we and our tax counsel cannot rely on the private letter ruling if the factual representations, assumptions, or undertakings made in our letter ruling request to the IRS are untrue or incomplete in any material respect. Furthermore, the IRS could revoke the ruling it issued to us in whole or in part if the applicable law or the IRS position on the matters addressed in our ruling changes.

This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that stockholders hold our Class A common stock as a capital asset, which generally means as property held for investment. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of the stockholder’s investment or tax circumstances, or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders, as defined below, whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies, or “RICs”;

•	REITs;

•	trusts and estates;

•	holders who receive our Class A common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our Class A common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us;

and, except to the extent discussed below:

•	U.S. tax-exempt organizations; and

•	non-U.S. stockholders, as defined below.

For purposes of this summary, a U.S. stockholder is a beneficial owner of our Class A common stock who for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

A non-U.S. stockholder is a beneficial owner of our Class A common stock who is neither a U.S. stockholder nor an entity that is treated as a partnership for U.S. federal income tax purposes.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR CLASS A COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR CLASS A COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR CLASS A COMMON STOCK.

Taxation of the Company

We have elected to be taxed as a REIT under the Code, commencing with our taxable year ended December 31, 2013. We believe we have been organized and have operated and we intend to continue to operate in a manner that will allow us to qualify for taxation as a REIT under the Code.

In connection with the filing of this registration statement, we will receive an opinion of our tax counsel, Goodwin Procter LLP, to the effect that (i) we have been organized in conformity with the requirements for qualification and taxation as a REIT and (ii) our prior, current, and proposed organization, ownership and method of operation as represented by management have allowed and will allow us to satisfy the requirements for qualification and taxation as a REIT commencing with our taxable year ended December 31, 2013. This opinion will be based on representations made by us as to certain factual matters relating to our organization, our prior and intended or expected ownership and method of operation and certain other matters affecting our ability to qualify as a REIT. Goodwin Procter LLP will not verify those representations, and their opinion will assume that such representations and covenants are accurate and complete, that we have operated and will operate in accordance with such representations and that we will take no action inconsistent with our status as a REIT. In addition, this opinion will be based on the law existing and in effect as of its date. Our qualification and taxation as a REIT will depend on our ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels, diversity of share ownership and the various qualification tests imposed under the Code discussed below. Goodwin Procter LLP has not reviewed and will not review our compliance with these tests on a continuing basis. Accordingly, the opinion of our tax counsel does not guarantee our ability to qualify as or remain qualified as a REIT, and no assurance can be given that we have satisfied and will satisfy such tests for our taxable year ending December 31, 2013 or for any subsequent period. Also, the opinion of Goodwin Procter LLP is not binding on the

IRS, or any court, and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to U.S. federal income tax laws, any of which could be applied retroactively. Goodwin Procter LLP will have no obligation to advise us or the holders of our stock of any subsequent change in the matters addressed in its opinion, the factual representations or assumptions on which the conclusions in the opinion are based, or of any subsequent change in applicable law.

Qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Goodwin Procter LLP. In addition, our ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest. Our ability to qualify as a REIT for a particular year also requires that we satisfy certain asset and income tests during such year, some of which depend upon the fair market values of assets in which we directly or indirectly own an interest. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT for a particular year depend upon our ability to meet, on a continuing basis during such year, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

Stockholders who are noncorporate U.S. stockholders are generally taxed on corporate dividends at the preferential rates applicable to long-term capital gains, thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, ordinary dividends received by noncorporate U.S. stockholders from us or from other entities that are taxed as REITs are taxed at rates applicable to ordinary income. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “—Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal income tax as follows:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, as described below, such income will be subject to a 100% tax. See “—Requirements for Qualification—General—Prohibited Transactions,” and “—Requirements for Qualification—General—Foreclosure Property,” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or leasehold as “foreclosure property,” we may thereby avoid (1) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (2) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the greater of (A) the amount by which we fail the 75% gross income test or (B) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (2) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest applicable corporate tax rate of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute on an annual basis at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which U.S. federal income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification—General.”

•	We may be subject to a 100% excise tax on some items of income and expense that are directly or constructively paid between us, our tenants and/or any TRSs if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a subchapter C corporation (generally a corporation that is not a REIT, an RIC or an S corporation) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any of the assets during the applicable recognition period (generally, 10 years) following our acquisition of the assets from the subchapter C corporation. The results described in this paragraph assume that the subchapter C corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when we acquire the assets. See “—Requirements for Qualification— General—Tax on Built-In Gains” below.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include the stockholder’s proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in the stockholder’s income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for the stockholder’s proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our Class A common stock.

•	We will have subsidiaries or own interests in other lower-tier entities that are taxable C corporations, including Observatory TRS, Holding TRS, and any other TRSs, the earnings of which could be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, transfer, franchise, property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);

(7)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that has no earnings and profits from any non-REIT taxable year as a successor to any subchapter C corporation at the close of any taxable year;

(9)	that uses the calendar year for U.S. federal income tax purposes; and

(10)	that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended, among other purposes, to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. We intend to monitor the beneficial owners of our stock to ensure that our stock is at all times beneficially owned by 100 or more persons, but no assurance can be given that we will be successful in this regard. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with the stockholder’s tax return disclosing the actual ownership of the shares and other information.

With respect to condition (8), we believe we will not initially have any earnings and profits from any non-REIT taxable year or as a successor to any subchapter C corporation. In connection with our formation transactions, we acquired Malkin Properties of Connecticut, Inc., a Connecticut corporation that serves as the manager and leasing agent for certain of the existing entities in the State of Connecticut, which we refer to as “Malkin Properties CT,” and Malkin Construction Corp., a Connecticut corporation that is a general contractor and provides services to certain of the existing entities and third parties (including certain tenants at the properties in our portfolio), which we refer to as “Malkin Construction,” in a transaction pursuant to which we succeeded to the earnings and profits of the corporations. We believe that such corporations qualified as S corporations and had distributed all accumulated earnings and profits before their mergers with and into us. Therefore, we believe our formation transactions did not cause us to have any non-REIT earnings and profits. If, however, either Malkin Properties CT or Malkin Construction did not, at any time, qualify as an S Corporation, or otherwise succeeded to the earnings and profits of a subchapter C Corporation, and assuming that either or both of the mergers qualified as a reorganization for U.S. federal income tax purposes, we generally would have succeeded to the subchapter C earnings and profits of Malkin Properties CT and/or Malkin Construction. In such case, it is possible we would fail to qualify as a REIT as of our taxable year ended December 31, 2013, and for the four subsequent taxable years. See “—Failure to Qualify” below.

With respect to condition (9), we have adopted December 31 as our taxable year end and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding, for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership and its equity interests in any lower-tier partnerships), is treated as our assets and items of income for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

As discussed in greater detail in “—Tax Aspects of Investments in Partnerships” below, an investment in a partnership involves special tax considerations. For example, it is possible that the IRS could treat a subsidiary partnership as a corporation for U.S. federal income tax purposes. In this case, the subsidiary partnership would be subject to entity-level tax and the character of our assets and items of gross income would change, possibly causing us to fail the requirements to qualify as a REIT. See “—Tax Aspects of Investments in Partnerships—Entity Classification” and “—Failure to Qualify” below. In addition, special rules apply in the case of appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership. In general terms, these rules require that certain items of income, gain, loss and deduction associated with the contributed property be allocated to the contributing partner for U.S. federal income tax purposes. These rules could adversely affect us, for example, by requiring that a lower amount of depreciation deductions be allocated to us, which in turn would cause us to have a greater amount of taxable income without a corresponding increase in cash and result in a greater portion of our distributions being taxed as dividend income. See “—Tax Aspects of Investments in Partnerships—Tax Allocations with Respect to Partnership Properties” below.

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, as described below under “—Requirements for Qualification—General—Effect of Subsidiary Entities—Taxable REIT Subsidiaries,” that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by us—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Requirements for Qualification—General—Asset Tests” and “—Requirements for Qualification—General—Gross Income Tests.”

Taxable REIT Subsidiaries. A REIT generally may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate U.S. federal, state, local and income and franchise taxes on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our stockholders. ESRT Observatory TRS, L.L.C., a New York limited liability company, or Observatory TRS, and ESRT Holdings TRS, L.L.C., a Delaware limited liability company, or Holding TRS, have each elected to be treated as a corporation for U.S. federal income tax purposes, and we have jointly elected with each of Observatory TRS and Holding TRS, respectively, for each to be treated as a TRS. This is intended to allow Observatory TRS and Holding TRS to invest in assets and engage in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT.

For purposes of the gross income and asset tests applicable to REITs, a REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a REIT does not include the assets and income of such subsidiary corporations in determining the REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that a REIT, due to the requirements applicable to REITs, might otherwise not be able to undertake directly or through pass-through subsidiaries. If dividends are paid to us by one or more TRS we may own, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders” and “—Requirements for Qualification—General—Annual Distribution Requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. For example, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, which amounts exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

Rents received by us that include amounts for services furnished by a TRS to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying a 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants leasing at least 25% of the net leasable space at a property that are not receiving services from the TRS are substantially comparable to the rents paid to us by tenants leasing comparable space at such property and that are receiving such services from the TRS (and the charge for the services is separately stated); or (4) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service. We intend that Holding TRS and/or its wholly owned subsidiaries will provide certain services to our tenants following the formation transactions. Although we intend to operate our TRSs in a manner that does not cause us to be subject to the excise tax discussed above, there is no assurance that we will be successful in this regard.

Gross Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gain from the disposition of shares of other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Rents received by us will qualify as “rents from real property” in satisfying the 75% gross income test described above only if several conditions are met, including the following. The rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as rents from real property unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as rents from real property, we generally must not furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income, or through a TRS. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties if the gross income from such services does not exceed 1% of the total gross income from the property for the relevant taxable year. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the rents from treatment as rents from real property. If, however, the gross income from such non-customary services exceeds this 1% threshold, none of the gross income derived from the relevant property is treated as rents from real property. For purposes of this test, the gross income received from such non-customary services is deemed to be at least 150% of our direct cost of providing the services. Moreover, we are permitted to provide services to tenants through a TRS without disqualifying the rental income received from tenants as rents from real property, provided certain requirements are satisfied. Also, rental income will qualify as rents from real property only to the extent it is not treated as “related party rent,” which generally includes rent from a tenant if we directly or indirectly (through application of certain constructive ownership rules) own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the total value or combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.

Income from admissions to the Empire State Building observatory, and certain other income generated by the observatory, would not likely be qualifying income for purposes of the REIT gross income tests. We have jointly elected with Observatory TRS, the lessee and operator of the observatory, for Observatory TRS to be treated as a TRS of ours for U.S. federal income tax purposes. Observatory TRS leases the Empire State Building observatory from the operating partnership pursuant to a lease that provides for fixed base rental payments and variable rental payments equal to certain percentages of Observatory TRS’s gross receipts from the operation of the observatory. Given the unique nature of the real estate comprising the observatory, we do not believe that there is any space in the Empire State Building or in the same geographic area as the Empire State Building that would likely be considered sufficiently comparable to the observatory for the purpose of applying the exception to related party rent described above. We have received from the IRS a private letter ruling that the rent that our operating partnership receives from Observatory TRS pursuant to the lease of the Empire State Building observatory is qualifying income for purposes of the REIT gross income tests so long as such rent reflects the fair market rental value of the Empire State Building observatory as determined by an appraisal rendered by a qualified third party appraiser.

In addition, our operating partnership has acquired various license agreements (i) granting certain third party broadcasters the right to use space on the tower on the top of the Empire State Building for certain broadcasting and other communication purposes and (ii) granting certain third party vendors the right to operate concession stands in the observatory. We have received from the IRS a private letter ruling that the license fees that our operating partnership receives under these agreements will be treated as rental payments for the use of real property and therefore as qualifying income for purposes of the REIT gross income tests.

We are entitled to rely upon these rulings only to the extent that we did not misstate or omit a material fact in the ruling request and that we continue to operate in the future in accordance with the material facts described in such request, and no assurance can be given that we will always be able to do so. If we were not able to treat the rent that our operating partnership receives from Observatory TRS as qualifying income for purposes of the REIT gross income tests, we would be required to restructure the manner in which we operate the observatory, which would likely require us to cede operating control of the observatory by leasing the observatory to an affiliate or third party operator. If we were not able to treat the license fees that our operating partnership will receive from the license agreements described above as qualifying income for purposes of the REIT gross income tests, we would be required to enter into the license agreements described above through a TRS, which would cause the license fees to be subject to U.S. federal income tax and accordingly reduce the amount of our cash flow available to be distributed to our stockholders. In either case, if we are not able to appropriately restructure our operations in a timely manner, we would likely realize significant income that does not qualify for the REIT gross income tests, which could cause us to fail to qualify as a REIT.

Unless we determine that the resulting non-qualifying income under any of the following situations, taken together with all other non-qualifying income earned by us in the taxable year, will not jeopardize our qualification as a REIT, we do not intend to:

•	charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•	rent any property to a related party tenant, including Observatory TRS, Holding TRS, or any other TRS, unless the rent from the lease to the TRS would qualify for the special exception from the related party tenant rule applicable to certain leases with a TRS;

•	derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is no more than 15% of the total rent received under the lease; or

•	directly perform services considered to be non-customary or rendered to the occupant of the property.

We may receive distributions from Observatory TRS, Holding TRS, and any other TRSs or other C corporations that are neither REITs nor qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends received by us from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test, as described above, to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Although not currently anticipated, we may, on a selective basis, opportunistically make real estate-related debt investments, provided that the underlying real estate meets our criteria for direct investment. Under recent IRS guidance, we would be required to treat a portion of the gross income derived from a mortgage loan that is acquired at a time when the fair market value of the real property securing the loan is less than the loan’s face amount and there are other assets securing the loan as non-qualifying income for the 75% gross income test even if our acquisition price for the loan (that is, the fair market value of the loan at the time that we acquired it) is less than the value of the real property securing the loan. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless also qualify for purposes of the 95% gross income test.

In addition, although not currently anticipated, our opportunistic real estate-related debt investments may include mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns retail real estate assets. The IRS issued Revenue Procedure 2003-65, or the Revenue Procedure, which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test (described above).

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property.

We expect to earn fees from certain construction services we will provide to our tenants and other third parties. Gross income from such services generally may only constitute qualifying income for purposes of the 75% and 95% gross income tests to the extent that it is attributable to construction services provided to our tenants in connection with the entering into or renewal of a lease and certain requirements are satisfied. Construction services provided to our tenants other than in such circumstances might constitute non-customary services. As a result, to the extent that we provide construction services to third parties or to tenants other than in connection with the entering into or renewal of a lease, we expect to provide such services through Holding TRS or another TRS, which will be subject to full corporate tax with respect to such income.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which we clearly and timely identify as specified in the applicable Treasury Regulations, including gain from the sale or disposition of such a transaction, or (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly and timely identified as such, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Failure to Satisfy the Gross Income Tests

We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if the failure of our Company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of the Company—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other REITs, and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of Observatory TRS, Holding TRS, and any other TRSs held by us may not exceed 25% of the value of our total assets.

The 5% and 10% asset tests do not apply to securities of TRSs, qualified REIT subsidiaries or securities that are “real estate assets” for purposes of the 75% asset test described above. In addition, the 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. For these purposes, (1) a REIT’s interest as a partner in a partnership is not considered a security; (2) any debt instrument issued by a partnership (other than straight debt or another security that is excluded from the 10% value test) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries,” as defined in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, its interest as a partner in the partners).

As mentioned above, although not currently contemplated, we may, on a selective basis, opportunistically make real estate-related debt investments, provided the underlying real estate meets our criteria for direct investment. A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. Furthermore, under recent IRS guidance, we would not be required to treat any portion of a mortgage loan as non-qualifying for the 75% asset test if the fair market value of the loan on the relevant testing date does not exceed the fair market value of the real property securing the loan currently or as of the time we acquired it (whichever is greater). Furthermore, although modifications of a loan held by us generally may be treated as an acquisition of a new loan for U.S. federal income tax purposes, a modification would not be treated as an acquisition of a new loan for these purposes provided that the modification is occasioned by a default or a significant risk of default.

After initially meeting the asset tests at the close of a quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a failure caused solely by change in the foreign currency exchange rate used to value a foreign asset). If we fail to satisfy the asset tests because we acquire or increase our ownership interest in securities during a quarter, we can cure this failure by disposing of the non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, the 10% vote test, or the 10% value test at the end of any quarter, and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally, within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred) to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as the failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposition of sufficient assets to meet the asset tests (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), and paying a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the relevant asset test.

We believe our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance with such tests on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. Moreover, the values of some of our assets, including the securities of Observatory TRS, Holding TRS, and any other TRSs or other non-publicly traded investments, may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our assets do not meet the requirements of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to make distributions to our stockholders in an amount at least equal to:

(1) the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains), and

•	90% of the net income from foreclosure property (after tax) as discussed above, minus

(2) the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year, provided we pay such distribution with or before our first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement, and to give rise to a tax deduction to us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among our different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we would elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in their income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase their adjusted basis in our stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute on an annual basis at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of such amount over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior periods) and (B) the amounts of income retained on which we have paid corporate income tax. We intend to distribute our net income to our stockholders in a manner that satisfies the REIT 90% distribution requirement and that protects us from being subject to U.S. federal income tax on our income and the 4% nondeductible excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the REIT distribution requirements due to timing differences between (1) the actual receipt of cash, including the receipt of distributions from any partnership subsidiaries and (2) the inclusion of items in income by us for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT qualification. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Tax on Built-In Gains

If we acquire appreciated assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation (a “carry-over basis transaction”), and if we subsequently dispose of any such assets during the 10 year period following the acquisition of the assets from the subchapter C corporation, we will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were acquired by us over the basis of such assets on such date, which we refer to as built-in gains. However, the built-in gains tax will not apply if the subchapter C corporation elects to be subject to an immediate tax when the asset is acquired by us.

As discussed above under “—Requirements for Qualification—General,” we intended that the mergers of Malkin Properties CT and Malkin Construction with and into us would be carry-over basis transactions for U.S. federal income tax purposes. Assuming that both Malkin Properties CT and Malkin Construction had at all times qualified as S Corporations and had not otherwise acquired assets of a subchapter C Corporation in a carry-over basis transaction, we will not be treated as having acquired assets from a subchapter C Corporation in a carry-over basis transaction as a result of the mergers. If, however, either Malkin Properties CT or Malkin Construction did not, at any time, qualify as an S Corporation, or otherwise acquired assets of a subchapter C Corporation in a carry-over transaction, and assuming that either or both of the mergers qualified as a reorganization for U.S. federal income tax purposes, the assets that we acquired from such entities could be subject to the built-in gains tax.

Prohibited Transactions

Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument in the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers, or that certain safe-harbor provisions of the Code discussed below that prevent the application of the 100% prohibited transaction tax will apply. The 100% tax will not apply to gains from the sale of property by Observatory TRS, Holding TRS, or any other TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

The Code provides a safe harbor that, if met, allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, among other things, (i) we generally must have held the property for at least two years for the production of rental income, (ii) we capitalized expenditures on the property in the two years preceding the sale that are less than 30% of the net selling price of the property, and (iii) we (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) either (I) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year, or (II) the aggregate fair market value of property sold during the year of sale is 10% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year, and (III) in the case of either (I) or (II), substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. For these purposes, the sale of more than one property to one buyer as part of one transaction constitutes one sale.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise fail the prohibited transaction safe harbor and constitute inventory or dealer property in the hands of the selling REIT.

To the extent that we acquire non-performing or distressed debt secured by retail real estate assets with a view to subsequently taking control of the collateral (i.e., loan-to-own investments), any property that we acquire through such a transaction will not qualify to be treated as foreclosure property because it will not satisfy condition (2) in the preceding paragraph. However, provided that the income generated by such property is qualifying income for purposes of the 75% gross income test, such income will not be subject to tax at the maximum corporate rate assuming that it is currently distributed to our stockholders. See “—Requirements for Qualification—General—Annual Distribution Requirements.”

Failure to Qualify

In the event that we violate a provision of the Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT. Specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders will generally be taxable in the case of noncorporate U.S. stockholders at the rate applicable to qualified dividend income, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether we will be entitled to statutory relief in all circumstances.

Tax Aspects of Investments in Partnerships

General

We will hold investments through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in our operating partnership and equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnerships. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income.

Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for U.S. federal income tax purposes if it is a “publicly traded partnership” and it does not receive at least 90% of its gross income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.” The Series ES, Series 60 and Series 250 operating partnership units of our operating partnership are traded on the NYSE Arca and therefore, our operating partnership is a publicly traded partnership. Accordingly, our operating partnership will be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Code for each of its taxable years starting with the first taxable year during which it is treated as a publicly traded partnership. “Qualifying income” for purposes of the “qualifying income” exception is generally real property rents and other types of passive income. We believe, and both we and our operating partnership have represented to Goodwin Procter LLP in connection with its REIT qualification opinion, that our operating partnership has had and will have sufficient qualifying income so that it would be taxed as a partnership, even though it is a publicly traded partnership. The income requirements applicable to us to qualify as a REIT under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause our operating partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

If at the end of any taxable year the operating partnership fails to meet the qualifying income exception, it may still qualify as a partnership if it is otherwise entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) the operating partnership agrees to make such adjustments (including adjustments with respect to its partners) or to pay such amounts as are required by the IRS. It is not possible to state whether the operating partnership would be entitled to this relief in any or all circumstances. It also is not clear under the Code whether this relief is available for the operating partnership’s first taxable year as a publicly traded partnership. If this relief provision is inapplicable to a particular set of circumstances, the operating partnership will not qualify as a partnership for U.S. federal income tax purposes. Moreover, if this relief provision applies and the operating partnership retains its partnership status, it or the holders of operating partnerships units (during the failure period) will be required to pay such amounts as are determined by the IRS.

Moreover, if the operating partnership fails to meet the qualifying income exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery as described above, and therefore was taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of our gross income would change and would preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) and the gross income tests as discussed in “—Requirements for Qualification—General—Asset Tests” and “—Requirements for Qualification—General—Gross Income Tests” above, and in turn would prevent us from qualifying as a REIT. See “—Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

The operating partnership agreement generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code of the Treasury Regulations promulgated under this section of the Code.

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value, or book value, of the contributed property and the adjusted tax basis of such property at the time of the contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.

In connection with our formation transactions, appreciated property was acquired by our operating partnership in exchange for interests in our operating partnership. The operating partnership agreement requires that allocations with respect to such acquired property be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of allocating book-tax differences. Under the tax protection agreement we entered into in connection with our formation transactions, the operating partnership has agreed to use the “traditional method” for accounting for book-tax differences for the properties acquired by the operating partnership in the consolidation. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of the acquired properties in the hands of our operating partnership (1) may cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all of the acquired properties were to have a tax basis equal to their fair market value at the time of acquisition and (2) in the event of a sale of such properties, could cause us to be allocated gain in excess of our corresponding economic or book gain (or taxable loss that is less than our economic or book loss), with a corresponding benefit to the partners transferring such properties to our operating partnership for interests in our operating partnership. Therefore, the use of the traditional method could result in our having taxable income that is in excess of our economic or book income as well as our cash distributions from our operating partnership, which might adversely affect our ability to comply with the REIT distribution requirements or result in a greater portion of our distributions being treated as taxable dividend income.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our Class A common stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions. Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our Class A common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any is outstanding, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to noncorporate U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has the stock. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains.

U.S. stockholders will increase their adjusted tax basis in our Class A common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains currently are taxable at a maximum preferential tax rate of 20% in the case of noncorporate U.S. stockholders, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are generally subject to a 25% maximum U.S. federal income tax rate for noncorporate U.S. stockholders, to the extent of previously claimed depreciation deductions.

A portion of our distributions may be treated as a return of capital for U.S. federal income tax purposes. As a general matter, a portion of our distributions will be treated as a return of capital for U.S. federal income tax purposes if the aggregate amount of our distributions for a year exceeds our current and accumulated earnings and profits. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s shares, and to the extent that it exceeds the holder’s adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares. As a general matter, any such gain will be long-term capital gain if the shares have been held for more than one year. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to noncorporate U.S. stockholders, we may elect to designate a limited portion of our distributions paid to such U.S. stockholders as “qualified dividend income,” such as distributions attributable to qualified dividend income we receive from subchapter C corporations (including our TRSs). A portion of a distribution that is properly designated as qualified dividend income is taxable to noncorporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the Class A common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such Class A common stock became ex-dividend with respect to the relevant distribution.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Requirements for Qualification—General—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us.

Dispositions of Our Common Stock. In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our Class A common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the Class A common stock at the time of the disposition. A U.S. stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder over the taxes deemed paid (as discussed above), and reduced by returns of capital. In general, capital gains recognized by individuals and other noncorporate U.S. stockholders upon the sale or disposition of shares of our Class A common stock will be subject to a maximum U.S. federal income tax rate of 20% if our Class A common stock is held for more than one year, and will be taxed at ordinary income rates of up to 39.6% if our Class A common stock is held for one year or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at the regular corporate rates regardless of whether our Class A common stock is held for more than one year. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate holders) to a portion of capital gain realized by a noncorporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Capital losses recognized by a U.S. stockholder upon the disposition of our Class A common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of noncorporate taxpayers, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our Class A common stock by a U.S. stockholder who has held the shares for six months or less will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of our Class A common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. Although these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our Class A common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our Class A common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our Class A common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Expansion of Medicare Surtax

In certain circumstances, certain U.S. stockholders that are individuals, estates, and trusts pay a 3.8% surtax on “net investment income,” which may include, among other things, dividends on and gains from the sale or other disposition of shares of our Class A common stock. Prospective U.S. stockholders should consult their tax advisors regarding the Medicare surtax on net investment income.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or “UBTI.” Although many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our Class A common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or ownership of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our Class A common stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our Class A common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by their investment in our Class A common stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Code, (2) is tax exempt under Section 501(a) of the Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A common stock applicable to non-U.S. stockholders. The discussion is based on current law and is for general information only. It addresses only selective aspects of U.S. federal income taxation.

Ordinary Dividends. The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder generally will be treated as ordinary income and will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our Class A common stock is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business (as described below), the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax (unless reduced or eliminated by an applicable income tax treaty) in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions. Unless (1) our Class A common stock constitutes a U.S. real property interest, or “USRPI,” or (2) either (A) the non-U.S. stockholder’s investment in our Class A common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (B) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not treated as dividends for U.S. federal income tax purposes (i.e., not treaded as being paid out of our current and accumulated earnings and profits) will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will constitute a dividend for U.S. federal income tax purposes, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits and, therefore, did not constitute a dividend for U.S. federal income tax purposes in whole or in part. In addition, if our Company’s Class A common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our Class A common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA,” at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding tax (at a rate of 10%) of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits. As discussed below, we expect that our Class A Class A common stock will not be treated as a USRPI in the hands of a non-U.S. stockholder who holds less than 5% of our Class A common stock.

Because it will not generally be possible for us to determine the extent to which a distribution will be from our current or accumulated earnings and profits at the time the distribution is made, we intend to withhold and remit to the IRS 30% of distributions to non-U.S. stockholders (other than distributions that are deemed to be attributable to USRPI capital gains, as described in greater detail below) unless (i) a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced treaty rate with us; or (ii) the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business. However, if we determine that any of our stock held by a non-U.S. stockholder is likely to be treated as a USRPI, we intend to withhold and remit to the IRS at least 10% of distributions on such stock even if a lower rate would apply under the preceding discussion.

Capital Gain Dividends. Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or “USRPI capital gains,” will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of any distribution to the extent it is attributable to USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation. However, this 35% withholding tax will not apply to any distribution with respect to any class of our stock which is “regularly traded” on an established securities market located in the United States (as defined by applicable Treasury Regulations) if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of such distribution. Instead, any such distribution will be treated as a distribution subject to the rules discussed above under “—Taxation of Stockholders—Taxation of Non-U.S. Stockholders—Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution.

A distribution is not attributable to USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not attributable to USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder’s investment in our Class A common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year). We intend to withhold and remit to the IRS 35% of a distribution to a non-U.S. stockholder only to the extent that such distribution is attributable to USRPI capital gains. The amount withheld is creditable against the non-U.S. stockholder’s U.S. federal income tax liability or refundable when the non-U.S. stockholder properly and timely files a tax return with the IRS.

Dispositions of Our Class A Common Stock. Unless our Class A common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of our business assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We expect that more than 50% of our business assets will consist of interests in real property located in the United States.

Still, our Class A common stock nonetheless will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A REIT is a domestically controlled qualified investment entity if, at all times during a specified testing period (generally the lesser of the five-year period ending on the date of disposition of its shares of Class A common stock or the period of existence), less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. stockholders. We expect to be a domestically controlled qualified investment entity and, therefore, the sale of our Class A common stock should not be subject to taxation under FIRPTA. Because our stock will be publicly traded, however, no assurance can be given that we will be, or that if we are, that we will remain, a domestically controlled qualified investment entity.

Specific “wash sale” rules applicable to sales of shares in a REIT could result in gain recognition, taxable under FIRPTA, upon the sale of our Class A common stock. These rules would apply if a non-U.S. stockholder (1) disposes of our Class A common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. stockholder as gain from the sale or exchange of a USRPI, (2) is treated as acquiring, or as entering into a contract or option to acquire, other shares of our Class A common stock during the 61-day period that begins 30 days prior to such ex-dividend date, and (3) if shares of our Class A common stock are “regularly traded” on an established securities market in the United States, such non-U.S. stockholder has owned more than 5% of our Class A common stock at any time during the one-year period ending on the date of such distribution.

In the event that we do not constitute a domestically controlled qualified investment entity, a non-U.S. stockholder’s sale of our Class A common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) our Class A common stock is “regularly traded on an established securities market located in the United States” (as defined by applicable Treasury Regulations), and (2) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our outstanding Class A common stock at all times during the five-year period ending on the date of sale.

If gain on the sale of our Class A common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, including applicable alternative minimum tax (and a special alternative minimum tax in the case of non-resident alien individuals), and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our Class A common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in our Class A common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, except that a shareholder that is a foreign corporation also may be subject to a 30% branch profits tax (subject to treaty exceptions), or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid, unless the holder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of distributions to any U.S. stockholder who fails to certify its non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty or other agreement. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our Class A common stock within the United States is subject to both backup withholding and information reporting requirements unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our Class A common stock conducted through certain United States related financial intermediaries is subject to information reporting requirements (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Foreign Accounts

The recently enacted FATCA legislation may, pursuant to recently finalized Treasury Regulations and other guidance, impose a 30% withholding tax on U.S. source payments made to “foreign financial institutions” and certain other non-U.S. entities and disposition proceeds of U.S. securities realized after December 31, 2016. Under FATCA, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders who own shares of our Class A common stock through foreign accounts or foreign intermediaries and to certain non-U.S. stockholders. Prospective stockholders should consult their tax advisors regarding this legislation.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local and foreign taxation in various jurisdictions, including those in which they or we transact business, own property or reside. We will likely own interests in properties located in a number of jurisdictions, and we may be required to file tax returns and pay taxes in certain of those jurisdictions. The state, local or foreign tax treatment of our Company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisor regarding the application and effect of state, local and foreign income and other tax laws on an investment in our Class A common stock.

Proposed Legislation or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in our Class A common stock.

PLAN OF DISTRIBUTION

The selling stockholders may resell or redistribute the shares of our Class A common stock from time to time on the NYSE or any other stock exchange or automated interdealer quotation system on which the shares are listed, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of any of the named selling stockholders (including but not limited to persons who receive shares of Class A common stock from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus) may also use this prospectus and are included when we refer to “selling stockholders” in this prospectus. The selling stockholders may sell the shares by one or more of the following methods, without limitation:

•	block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

•	an exchange distribution or secondary distribution in accordance with the rules of any stock exchange on which the shares may be listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	an offering at other than a fixed price on or through the facilities of any stock exchange on which the shares are listed or to or through a market maker other than on that stock exchange;

•	privately negotiated transactions, directly or through agents;

•	short sales;

•	through the writing of options on the shares, whether or the options are listed on an options exchange;

•	through the distribution of the shares by any selling stockholder to its partners, members or stockholders;

•	one or more underwritten offerings;

•	agreements between a broker or dealer and any selling stockholder to sell a specified number of the shares at a stipulated price per share; and

•	any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

The selling stockholders may also transfer the securities by gift. The selling stockholders may also sell shares under Rule 144 under the Securities Act rather than under this prospectus or any accompanying prospectus supplement.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares at a stipulated price per share. If the broker-dealer is unable to sell shares acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those shares. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

The selling stockholders and other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of the shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

We have agreed to indemnify the selling stockholders and their respective directors, officers, employees, affiliates, agents and any person who controls any such selling stockholder (within the meaning of the Securities Act or the Exchange Act), and any underwriter or other person who participates in the offering of the shares, against specified liabilities, including liabilities under the federal securities laws or to contribute to payments the underwriters may be required to make in respect of those liabilities. The selling stockholders have agreed to indemnify us, our directors and officers, and each person who controls us (within the meaning of the Securities Act or the Exchange Act), against specified liabilities arising from information provided by the selling stockholders for use in this prospectus or any accompanying prospectus supplement, including liabilities under the federal securities laws. The selling stockholders may agree to indemnify any brokers, dealers or agents who participate in transactions involving sales of the shares against specified liabilities arising under the federal securities laws in connection with the offering and sale of the shares.

We will not receive any proceeds from sales of the shares by the selling stockholders.

We cannot assure you that the selling stockholders will sell all or any portion of the shares offered hereby.

We will supply the selling stockholders and any stock exchange upon which the shares are listed with reasonable quantities of copies of this prospectus. To the extent required by Rule 424 under the Securities Act in connection with any resale or redistribution by a selling stockholder, we will file a prospectus supplement setting forth:

•	the aggregate number of shares to be sold;

•	the purchase price;

•	the public offering price;

•	if applicable, the names of any underwriter, agent or broker-dealer; and

•	any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

If a selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, the prospectus supplement will include any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Goodwin Procter LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedules included in the Annual Report on Form 10-K of Empire State Realty Trust, Inc. for the year ended December 31, 2014 and the effectiveness of our internal control over financial reporting as of December 31, 2014, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

15,743,050 Shares

Class A Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts except the registration fee are estimated in accordance with Instruction to Item 511 of Regulation S-K.

Amount
SEC registration fee	$32,654
Legal fees and expenses*	50,000
Accounting fees and expenses*	7,500
Costs of printing*	2,000
Miscellaneous*	—

Total	$92,154

*	Estimated. Actual amounts to be determined from time to time.

Item 15.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision and eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation or in any proceeding charging improper personal benefit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our Company and at our request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to members, managers, shareholders, directors, limited partners, general partners, officers or controlling persons of our predecessor in their capacities as such. In addition, our equity incentive plan requires us to indemnify our directors and members of our compensation committee in connection with the performance of their duties, responsibilities and obligations under our equity incentive plan, to the maximum extent permitted by Maryland law.

We have entered into indemnification agreements with each of our directors, executive officers and chairman emeritus, and certain other parties, providing for the indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against (i) our directors, executive officers and chairman emeritus and (ii) our executive officers, chairman emeritus and certain other parties who are former members, managers, shareholders, directors, limited partners, general partners, officers or controlling persons of our predecessor in their capacities as such. In addition, our operating partnership’s partnership agreement provides that we, as general partner, and our officers and directors are indemnified to the maximum extent permitted by law. Furthermore, we have purchased and now maintain insurance on behalf of all of our directors and executive officers against or incurred by them in their official capacities, whether or not we are required or have the power to indemnify them against the same liability and, pursuant to the indemnification agreements, we will be required to maintain a comparable “tail” directors’ and officers’ liability insurance policy for six years after each director or executive officer ceases to serve in such capacity.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits.

See the Exhibit Index which is incorporated herein by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement (the “Registration Statement”) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 27th day of February, 2015.

EMPIRE STATE REALTY TRUST, INC.

By:	/s/ Anthony E. Malkin
Anthony E. Malkin
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Anthony E. Malkin and David A. Karp as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony E. Malkin Anthony E. Malkin	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	February 27, 2015

/s/ David A. Karp David A. Karp	Chief Financial Officer, Executive Vice President and Treasurer (Principal Financial and Accounting Officer)	February 27, 2015

/s/ Andrew J. Prentice Andrew J. Prentice	Chief Accounting Officer (Principal Accounting Officer)	February 27, 2015

/s/ William H. Berkman William H. Berkman	Director	February 27, 2015

/s/ Alice M. Connell Alice M. Connell	Director	February 27, 2015

/s/ Thomas J. DeRosa Thomas J. DeRosa	Director	February 27, 2015

/s/ Steven J. Gilbert Steven J. Gilbert	Director	February 27, 2015

/s/ S. Michael Giliberto S. Michael Giliberto	Director	February 27, 2015

/s/ James D. Robinson IV James D. Robinson IV	Director	February 27, 2015

EXHIBIT INDEX

Exhibit	Description

3.1	Articles of Amendment and Restatement of Empire State Realty Trust, Inc., incorporated by reference to Exhibit 3.1 to Amendment No. 8 to the Registrant’s Form S-11 (Registration No. 333-179485), filed with the SEC on September 27, 2013.

3.2	Amended and Restated Bylaws of Empire State Realty Trust, Inc., incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 19, 2015.

4.1	Specimen Class A Common Stock Certificate of Empire State Realty Trust, Inc., incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Registrant’s Form S-11 (Registration No. 333-179485), filed with the SEC on November 2, 2012.

4.2	Indenture, dated August 12, 2014, by and among Empire State Realty OP, L.P., as issuer, Empire State Realty Trust, Inc., and Wilmington Trust, National Association, as trustee, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 12, 2014.

5.1*	Opinion of Goodwin Procter LLP as to the legality of the securities being registered.

8.1*	Opinion of Goodwin Procter LLP as to certain tax matters.

10.1	Registration Rights Agreement, dated August 12, 2014, by and among Empire State Realty OP, L.P., Empire State Realty Trust, Inc. and Goldman, Sachs & Co., incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 12, 2014.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Goodwin Procter LLP (included in Exhibits 5.1 and 8.1 hereto).

24.1*	Powers of Attorney (included in Part II of Registration Statement as filed).

*	Filed herewith.